Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ambrx Biopharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, $0.0001 par value per share, Ambrx Biopharma Inc. 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	13,506,027	(3)	$0.544	(4)	$7,347,278.69	(4)	0.0000927	$681.09

Equity	Ordinary Shares, $0.0001 par value per share, Ambrx Biopharma Inc. Employee Share Purchase Program	Rule 457(c) and Rule 457(h)	2,701,205	(5)	$0.462	(6)	$1,247,956.71	(6)	0.0000927	$115.69

Total Offering Amounts							$8,595,235.40			$796.78

Total Fee Offsets										—

Net Fee Due										$796.78

(1)

These ordinary shares, par value $0.0001 per share (“Ordinary Shares”), may be represented by the American Depositary Shares (“ADSs”) of Ambrx Biopharma Inc. (the “Registrant”), each of which represents seven Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File Nos. 333-256765).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Ambrx Biopharma Inc. 2021 Equity Incentive Plan (the “2021 Plan”) or the Ambrx Biopharma Inc. 2021 Employee Share Purchase Program (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Represents 13,506,027 Ordinary Shares (an equivalent of 1,929,432 ADSs) reserved for future issuance pursuant to restricted stock awards, stock options and other equity-based awards under the 2021 Plan. The number of Ordinary Shares reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, by an amount equal to the 5% of the total number of the Registrant’s Ordinary Shares outstanding on December 31st of the preceding calendar year, or such lesser number of Ordinary Shares as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1st.

(4)

Estimated in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $0.544 per ordinary share (or $3.805 per ADS), which was the average of the high and low prices of the Registrant’s ADSs as reported on the New York Stock Exchange for April 25, 2022.

(5)

Represents 2,701,205 Ordinary Shares (an equivalent of 385,886 ADSs) reserved for future issuance pursuant to awards granted under the 2021 ESPP. The number of Ordinary Shares reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, by an amount equal to the lesser of (i) 1% of the total number of the Registrant’s Ordinary Shares outstanding on December 31st of the preceding calendar year, (ii) 5,187,625 Ordinary Shares; or (iii) such lesser number of Ordinary Shares as the Board may designate prior to the applicable January 1st.

(6)

Estimated pursuant to Rule 457(c) and 457(h)(1) of the Securities Act solely for the purpose of calculating the registration fee. The price per share and aggregate offering price are based upon the price of $0.462 per Ordinary Share (or $3.234 per ADS), which was the average of the high and low prices of the Ordinary Shares on April 25, 2022, as reported on the New York Stock Exchange, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.